NU SKIN ENTERPRISES, INC.
2006 SENIOR EXECUTIVE INCENTIVE PLAN

Effective May 1, 2006

        This 2006 Senior Executive Incentive Plan is adopted by Nu Skin Enterprises, Inc. (the “Company”) to reward selected senior executives through the payment of cash incentive awards for outstanding performance related to the accomplishment of strategic business objectives and goals. This Plan is intended to permit the payment of awards that may qualify as “performance-based” compensation under Section 162(m) of the “Code” (as defined below).

ARTICLE I
DEFINITIONS

        Section 1.1         Affiliate. “Affiliate” shall mean any entity, directly or indirectly, controlling or controlled by or under common control with the Company.

        Section 1.2         Board. "Board" shall mean the Board of Directors of the Company.

        Section 1.3         Code. “Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein shall be deemed to include a reference to the regulations promulgated under such section.

        Section 1.4         Committee. "Committee" shall mean the Special Compensation Committee of the Board described in Section 6.1.

        Section 1.5         Disability. “Disability” shall mean a Participant’s: (a) inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or can be expected to last for a continuous period of not less than twelve (12) months, or (b) receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. Any question as to the existence of a Participant’s physical or mental impairment as to which the Participant or his representative and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the person and the Company (or its Affiliate, as applicable). If the Participant or his representative and the Company (or its Affiliate, as applicable) cannot agree as to a qualified independent physician, each shall appoint such a physician and those two (2) physicians shall select a third (3rd) who shall make such determination in writing. The determination of Disability made in writing to the Company or an Affiliate and the person shall be final and conclusive for all purposes of the Plan.

        Section 1.6         Executive Officer. “Executive Officer” shall mean a person who is subject to Section 16(a) of the Securities Exchange Act of 1934, as amended.

        Section 1.7         Incentive Awards. “Incentive Awards” shall mean cash incentive awards earned by Participants under this Plan.

        Section 1.8         Incentive Period. "Incentive Period" shall have the meaning ascribed in Section 2.4 hereof.

        Section 1.9         Participant. “Participant” shall mean, with respect to any Incentive Period during the term of the Plan, an Executive Officer selected by the Committee to participate in the Plan in accordance with Section 2.2 hereof.

        Section 1.10         Plan. "Plan" shall mean this Nu Skin Enterprises, Inc. 2006 Senior Executive Incentive Plan.

ARTICLE II
INCENTIVE AWARDS

        Section 2.1         Performance Targets. A Participant shall be eligible to earn an Incentive Award under the Plan based on the achievement of performance targets by the Company, as determined by the Committee for each Incentive Period of the Company. The performance targets for any Incentive Period shall be based on the following objective business criteria and measured against past Company performance, as the Committee determines: (a) pre-tax income; (b) revenue or sales; (c) operating income; (d) operating profit; (e) net earnings; (f) net income; (g) cash flow; (h) earnings per share or book value per share; (i) return on equity; (j) return on invested capital or assets; (k) cost reductions or savings or expense management; (l) funds from operations; (m) improvements in capital structure; (n) maintenance or improvement of profit margins; (o) market share; (p) working capital; (q) stock price; (r) consolidated earnings before any one or more of the following items: interest, taxes, depreciation or amortization; (s) implementation of the Company’s targets, critical processes and/or projects; (t) gross margins, (u) specified product sales, (v) inventory turns; (w) distributor, executive distributor, and/or preferred customer numbers, (x) product subscription numbers; or (y) distributor and customer retention rates.

        The foregoing criteria may relate to the Company, one or more of its Affiliates, or one or more of its markets, divisions, units or product lines, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with Section 162(m) and/or Section 409A of the Code, the performance goals may be calculated without regard to extraordinary items. Without limiting the generality of the foregoing and to the degree consistent with Section 162(m) and/or Section 409A of the Code, the Committee may appropriately adjust any evaluation of performance under a performance target to exclude any of the following events that occurs during an Incentive Period: (A) the effects of currency fluctuations, (B) any or all items that are excluded from the calculation of non-GAAP earnings, (C) asset write-downs, (D) litigation or claim judgments or settlements, (D) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (F) accruals for recapitalization, reorganization and restructuring programs, (G) the discontinuation, disposal or acquisition of a business or division, and (H) any other extraordinary, infrequent or non-operational items or events.

        Section 2.2         Incentive Awards. Each individual who (a) is an Executive Officer and (b) who is selected by the Committee to participate in the Plan with respect to such Incentive Period, shall be eligible for a Incentive Award with respect to such Incentive Period under this Section 2.2. The Committee shall establish objectively determinable performance targets with respect to such Participant under this Section 2.2 for such Incentive Period, which shall be based on the business criteria set forth in Section 2.1. Achievement of specified levels of the performance target will result in a Incentive Award to such Participant equal to a fixed dollar amount or a percentage of base salary, as determined by the Committee; provided, however, that in all cases the maximum Incentive Award payable to any Participant with respect to any fiscal year of the Company shall not exceed $3,000,000. The Committee shall establish such specified levels of the performance target and the Incentive Award to be paid at each such specified level or a formula for determining the amount of the Incentive Award based on actual performance. Prior to the payment of a Incentive Award, the Committee shall certify in writing the level of performance attained by the Company for the Incentive Period to which such Incentive Award relates. The Committee shall have no discretion to increase the amount of a Participant’s maximum Incentive Award but the Committee shall have unlimited discretion to reduce or eliminate the amount of a Participant’s Incentive Award that would otherwise be payable to the Participant upon the achievement of specified levels of the performance target or targets.

        Section 2.3         Eligibility. Subject to Article V hereof, to be eligible to receive an Incentive Award under the Plan, a Participant must, unless otherwise approved by the Committee, be employed throughout the duration of an Incentive Period and at the time of the payment of the Incentive Award. The Committee shall determine, in its sole discretion and in accordance with the requirements of Section 162(m) of the Code, whether and to what extent a Participant who has not been continuously employed throughout an Incentive Period shall be eligible to participate in the Plan or receive an Incentive Award hereunder.

        Section 2.4         Incentive Periods. The Committee shall have the discretion to determine the length of incentive periods (each, an “Incentive Period”) under this Plan; provided, however, that in no case shall an Incentive Period be of a duration that is less than three (3) months or longer than five (5) years. The Committee shall establish in writing the applicable Incentive Period(s) for Incentive Awards which may be granted under this Plan.

ARTICLE III
PAYMENT OF INCENTIVE AWARD

        Section 3.1         Form of Payment. Each Participant’s Incentive Award shall be paid in cash or, at the discretion of the Committee, in shares of Common Stock of the Company, or in any combination of cash and stock. Any stock bonuses shall be paid in accordance with the provisions of the Company’s 2006 Stock Incentive Plan applicable to Full-Value Awards (as such term is defined therein) granted pursuant to Section 8.7 of such plan.

        Section 3.2         Timing of Payment. The amount of an Incentive Award determined by the Committee for an Incentive Period shall be paid to the Participant after the end of such Incentive Period at such time as determined by the Committee in its sole discretion; provided, however, that any payment shall be made within two and one-half (2½) months of the end of the Company’s fiscal year (or such longer or shorter period as may be required under the “short-term deferral” rules under Section 409A of Code and the regulations thereunder.)

ARTICLE IV
SECTION 162(m)

        Section 4.1         Qualified Performance Based Compensation. Except as set forth in Section 5.2, Incentive Awards are intended to qualify as “performance-based compensation,” within the meaning of Section 162(m)(4)(C) of the Code and the Committee shall take such actions as are consistent with the terms of the Plan to ensure that such Incentive Award will so qualify.

        Section 4.2         Performance Goals. With respect to any Incentive Award that qualifies as “performance-based compensation,” within the meaning of Section 162(m)(4)(C) of the Code, any of the performance targets described in Section 2.1, if applicable to such Incentive Award, shall be established in writing by the Committee not later than 90 days after the commencement of the Incentive Period to which the performance targets relate, provided that the outcome is substantially uncertain at the time the Committee actually establishes the performance targets; and, provided, further, that in no event shall the performance targets be established after 25% of the Incentive Period (as scheduled in good faith at the time the performance targets are established) has elapsed. No Incentive Award which is intended to qualify as “performance-based compensation,” within the meaning of Section 162(m)(4)(C) of the Code, shall be paid to a Participant unless and until the Committee makes a certification in writing with respect to the level of performance attained by the Company for the Incentive Period to which such Incentive Award relates, as required by Section 162(m) of the Code, and the regulations promulgated thereunder.

ARTICLE V
TERMINATIONS

        Section 5.1         Effect of Termination of Employment. A Participant who, whether voluntarily or involuntarily, is terminated, demoted, transferred or otherwise ceases to be an Executive Officer at any time during an Incentive Period shall not be eligible to receive an Incentive Award for such Incentive Period unless: (i) the Committee determines that such Incentive Award will be paid, in whole or in part, or (ii) the Participant had executed an individually negotiated employment contract or similar agreement with the Company providing for the treatment of Incentive Awards, in which case such Participant’s entitlement to an Incentive Award for such Incentive Period shall be governed by the terms of such individually negotiated contract or agreement.

        Section 5.2         Discretionary Payment of Incentive Awards. In the event of a Participant’s death or Disability, or in the event of a change in ownership or control of the Company, the Committee may (but shall not be obligated to), in its sole discretion, provide partial Incentive Awards to affected Participants.

ARTICLE VI
ADMINISTRATION

        Section 6.1         Special Compensation Committee. The Special Compensation Committee (referred to herein as the “Committee”) shall consist solely of two or more members of the Board who are “outside directors,” within the meaning of Section 162(m) of the Code.

        Section 6.2         Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all parties.

ARTICLE VII
OTHER PROVISIONS

        Section 7.1         Amendment, Suspension or Termination of the Plan. This Plan does not constitute a promise to pay and may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board, subject, however to the requirements of Section 162(m) of the Code and subject to the requirements of applicable laws. The Plan shall remain in effect until the earliest of: (i) termination by the Board, (ii) the date any stockholder approval requirement under Section 162(m) ceases to be met, or (iii) the date that is five (5) years after the stockholder meeting in 2006 unless further stockholder approval of the Plan is obtained at the 2011 stockholder meeting. To the extent necessary pursuant to Section 162(m) with respect to Incentive Awards which the Committee determines should qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code and except as otherwise provided in Sections 2.1 and 2.2, no action of the Board may: (i) modify the performance targets described in Sections 2.1 if applicable to such Incentive Award, (ii) increase the amount of compensation payable pursuant to an Incentive Award, or (iii) cause compensation that is or may be payable hereunder to fail to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code.

        Section 7.2         Approval of Plan by Shareholders. The Plan shall be submitted for the approval of the Company’s shareholders at the 2006 Annual Meeting of Shareholders. In the event that the Plan is not so approved, no Incentive Award shall be payable under the Plan, and the Plan shall terminate and shall be null and void in its entirety.

        Section 7.3         Participants Outside of the United States. In the case of Participants employed outside the United States, the Company or its Affiliates may vary the provisions of this Plan as deemed appropriate to conform with or as required by or made desirable by local laws, practices and procedures.

        Section 7.4         Miscellaneous.

        (a)     The Company shall have the right to deduct all federal, state, foreign and local taxes required by law or Company policy from any Incentive Award paid to a Participant hereunder.

        (b)     In no event shall the Company be obligated to pay to any Participant an Incentive Award for an Incentive Period by reason of the Company’s payment of an Incentive Award to such Participant in any other Incentive Period.

        (c)     The rights of Participants under the Plan shall be unfunded and unsecured. Amounts payable under the Plan are not and will not be transferred into a trust or otherwise set aside. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Incentive Award under the Plan.

        (d)     The Company intends that Incentive Awards payable under the Plan shall satisfy and shall be interpreted in a manner that satisfies any applicable requirements as qualified “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code. To the extent Incentive Awards under the Plan are intended to qualify as “performance-based compensation,” within the meaning of Section 162(m)(4)(C) of the Code, any provision, application or interpretation of the Plan that is inconsistent with this intent shall be disregarded with respect to Incentive Awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code.

        (e)     To the extent that any Incentive Award under the Plan is subject to Section 409A of the Code, the terms and administration of such Incentive Award shall comply with the provisions of Section 409A of the Code, applicable Internal Revenue Service guidance and good faith reasonable interpretations thereof, and, to the extent necessary to achieve compliance, shall be modified, replaced or terminated at the discretion of the Committee. At no time before the actual distribution to Participants under this Plan shall any Participant accrue any vested interest or right whatsoever under this Plan except as otherwise stated in this Plan.

        (f)     Nothing contained herein shall be construed as a contract of employment or deemed to give any Participant the right to be retained in the employ of the Company or any Affiliate, or to interfere with the rights of the Company or any Affiliate to discharge any individual at any time, with or without

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cause, for any reason or no reason, and with or without notice except as may be otherwise agreed in writing.

        (g)     No rights of any Participant to payments of any amounts under the Plan shall be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of other than by will or by laws of descent and distribution, and any such purported sale, exchange, transfer, assignment, pledge, hypothecation or disposition shall be void.

        (h)     Any provision of the Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan. (i) This Plan shall be effective as of May 1, 2006.

        (j)     The Plan and the rights and obligations of the parties to the Plan shall be governed by, and construed and interpreted in accordance with, the law of the State of Utah (without regard to principles of conflicts of law).